Exhibit 99.1

SolarWinds Announces First Quarter 2014 Results
AUSTIN, Texas - April 29, 2014 - SolarWinds® (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its first quarter ended March 31, 2014.

•	Total revenue for the first quarter of $95.9 million, representing 32% year-over-year growth.

•	Combined maintenance and subscription revenue for the first quarter of $59.6 million, representing 41% year-over-year growth in recurring revenue.

•	License revenue for the first quarter of $36.4 million, representing 18% year-over-year growth.

•	GAAP diluted earnings per share of $0.23 and non-GAAP diluted earnings per share of $0.41 for the first quarter.

•	GAAP operating income of $21.8 million, or a GAAP operating margin of 23%, and non-GAAP operating income of $40.8 million, or a non-GAAP operating margin of 43% for the first quarter.

Financial Results
SolarWinds reported total revenue for the first quarter of 2014 of $95.9 million, a 31.5% increase over total revenue for the first quarter of 2013. Total recurring revenue, comprised of subscription revenue of $4.6 million and record maintenance revenue of $54.9 million, reached $59.6 million, increasing by 41.2% over the first quarter of 2013 and now represents over 62.1% of total revenue. License revenue was $36.4 million for the first quarter of 2014, representing an 18.3% increase over license revenue for the first quarter of 2013.
On a GAAP basis, diluted earnings per share were $0.23 for the first quarter of 2014 compared to $0.30 for the first quarter of 2013. Non-GAAP diluted earnings per share were $0.41 for the first quarter of 2014, in line with $0.41 for the first quarter of 2013.
Net cash provided by operating activities was $42.6 million for the first quarter of 2014 compared to $30.9 million for the first quarter of 2013, representing a year-over-year increase of 37.9%. Free cash flow was $39.4 million for the first quarter of 2014 compared to $34.8 million for the first quarter of 2013.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its quarterly report on Form 10-Q for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights

“I am pleased to report that we kicked off 2014 with a strong start, including improved levels of performance in important areas of our business, such as the EMEA and Asia-Pacific regions. The investments that we made to better attack our market opportunity around the globe translated into first quarter revenue and profitability that exceeded our outlook and puts us in a good position to deliver against this year’s goals,” said Kevin Thompson, SolarWinds’ President and Chief Executive Officer.

“As we look to the rest of 2014, we believe that the management challenges created by the convergence of emerging technologies, like Cloud-based applications, and existing IT infrastructure investments offer SolarWinds an opportunity to continue to accelerate our revenue growth in 2014 and solidify our position as a leader in the IT management market. We anticipate that these technology shifts will impact both large and small IT organizations and that our product strength, depth of knowledge, and our experience serving the needs of a wide range of IT professionals provides us with the unique opportunity to help IT teams navigate this changing landscape and become the IT management provider of choice,” added Thompson.
Recent SolarWinds business highlights include:

•
During the first quarter, SolarWinds continued to build upon the functionality offered in its flagship network management and systems & application management products through new releases of SolarWinds Network Performance Monitor (NPM) and SolarWinds Server & Application Monitor (SAM). The highlight among a wealth of new features included in SolarWinds SAM v6.1 is AppInsight for Exchange. This new functionality allows Exchange Administrators and Systems Administrators to proactively prevent downtime of business-critical email application availability with comprehensive technology that has traditionally only been available in expensive, specialized tools. In keeping with the tradition of delivering advanced functionality at a market-differentiating price, SolarWinds NPM v10.7 added new baseline threshold calculating functionality, providing a deep level of visibility and advanced analytics not previously available to network administrators at NPM’s price points.

•
SolarWinds built upon the N-able suite of products for Managed Service Providers with the addition of N-able Help Desk Manager, an MSP-optimized product for ticketing management. Help Desk Manager is available as a stand-alone product and is also fully-integrated with N-central®, the leading MSP service automation platform on the market.

•
SolarWinds products continued the streak of user and industry recognition, collecting top honors in network management, security management, virtualization management, and Remote IT and Help Desk Management from leading IT publications including Network Computing Magazine, SC Magazine, Virtualization Review, Windows Networking, Virtualization Admin, IT Europa, and Ed Tech Digest.

“Looking back at our performance in the first quarter, we are excited to see that the increased pace of investment in our core business that began in the third quarter of 2013 has had a positive impact on our results,” said Jason Ream, SolarWinds Executive Vice President and Chief Financial Offer. “We believe those investments, which span product development, marketing, sales, and support have laid the ground work needed to more effectively attack the market opportunity that exists today across network, systems, and application management. At the same time, we continue to work towards our strategic roadmap that will enable SolarWinds to bridge the gap between the management of on-premise and Cloud-based IT infrastructure,” added Ream.
Financial Outlook
As of April 29, 2014, SolarWinds is providing its financial outlook for its second quarter and full year of 2014. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue, and non-GAAP diluted earnings per share, for the second quarter of 2014 and for the full year 2014. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.
Financial Outlook for the Second Quarter of 2014
SolarWinds' management currently expects to achieve the following results for the second quarter of 2014:

•	Total revenue in the range of $96.5 to $98.5 million, or 24% to 27% growth over the second quarter of 2013.

•	Non-GAAP operating income representing 40% to 41% of revenue.

•	Non-GAAP diluted earnings per share of $0.35 to $0.37.

•	Weighted average outstanding diluted shares of approximately 77.0 million.
Financial Outlook for Full Year 2014
SolarWinds' management currently expects to achieve the following results for the full year 2014:

•	Total 2014 revenue in the range of $409.0 to $421.0 million, or 22% to 26% year-over-year growth.

•	Non-GAAP operating income for the full year representing 41% to 42% of revenue.

•	Non-GAAP diluted earnings per share of $1.60 to $1.70.

•	Weighted average outstanding diluted shares of approximately 77.2 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call today to discuss its financial results and other business at 4:00pm CT (5:00pm ET/2:00pm PT). A live webcast of the event, including any supplemental information, will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 888-211-4542 and internationally at +1-913-312-0398. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.
Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding SolarWinds' financial outlook for the second quarter and full year 2014, our belief that the management challenges created by the convergence of emerging technologies, like Cloud-based applications, and existing IT infrastructure investments offer us an opportunity to continue to accelerate our revenue growth in 2014 and solidify our position as a leader in the IT management market, our anticipation that these technology shifts will impact both large and small IT organizations and that our product strength, depth of knowledge, and our experience serving the needs of a wide range of IT professionals provides us with the unique opportunity to help IT teams navigate this changing landscape and become the IT management provider of choice and our belief that our increased investments, which began in the third quarter of 2013, have laid the ground work needed to more effectively attack the market opportunity that exists today across network, systems, and application management. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “will,” “expect,” “anticipate,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the inability to expand our sales operations effectively; (c) the inability to increase sales to existing customers and to attract new customers; (d) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (e) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (f) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (g) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (h) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2013 filed on February 14, 2014 and the Form 10-Q that SolarWinds anticipates filing on or before May 12, 2014. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds considers free cash flow also to be a liquidity measure that provides important information regarding the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income. In addition, free cash flow does not represent the total increase or decrease in the cash balance for the period.
As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.
About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500 enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, thwack and N-central are registered trademarks of SolarWinds or its affiliates. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
Copyright © 2014 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$208,335	$165,973
Short-term investments	14,486	19,327
Accounts receivable, net of allowances of $804 and $473 as of March 31, 2014 and December 31, 2013, respectively	43,707	45,694
Income tax receivable	5,597	1,535
Deferred taxes	7,378	5,410
Prepaid and other current assets	9,867	4,846
Total current assets	289,370	242,785
Property and equipment, net	17,789	9,213
Long-term investments	9,251	11,012
Deferred taxes	486	478
Goodwill	317,102	317,054
Intangible assets and other, net	118,339	125,800
Total assets	$752,337	$706,342
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,095	$7,187
Accrued liabilities and other	16,359	17,716
Income taxes payable	1,415	563
Current portion of deferred revenue	135,520	128,328
Current debt obligations	40,000	40,000
Total current liabilities	203,389	193,794
Long-term liabilities:
Deferred revenue, net of current portion	8,259	6,863
Non-current deferred taxes	5,824	4,975
Other long-term liabilities	23,883	16,816
Total liabilities	241,355	222,448
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,375,143 and 75,009,620 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	75	75
Additional paid-in capital	245,968	236,481
Accumulated other comprehensive income	2,908	2,953
Accumulated earnings	262,031	244,385
Total stockholders’ equity	510,982	483,894
Total liabilities and stockholders’ equity	$752,337	$706,342

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended March 31,
	2014	2013
Revenue:
License	$36,351	$30,725
Maintenance and other	54,921	42,185
Subscription	4,637	—
Total revenue	95,909	72,910
Cost of license revenue	4,109	2,761
Cost of maintenance and other revenue	3,456	2,870
Cost of subscription revenue	2,463	—
Gross profit	85,881	67,279
Operating expenses:
Sales and marketing	33,980	20,300
Research and development	14,140	7,846
General and administrative	15,929	9,821
Total operating expenses	64,049	37,967
Operating income	21,832	29,312
Other income (expense):
Interest income	78	123
Interest expense	(219)	—
Other income (expense), net	195	(151)
Total other income (expense)	54	(28)
Income before income taxes	21,886	29,284
Income tax expense	4,240	6,285
Net income	$17,646	$22,999
Net income per share:
Basic earnings per share	$0.23	$0.31
Diluted earnings per share	$0.23	$0.30
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	75,207	74,987
Shares used in computation of diluted earnings per share	76,198	76,672

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended March 31,
	2014	2013
GAAP cost of revenue	$10,028	$5,631
Amortization of intangible assets (1)	(4,933)	(2,553)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(350)	(175)
Non-GAAP cost of revenue	$4,745	$2,903

GAAP gross profit	$85,881	$67,279
Amortization of intangible assets (1)	4,933	2,553
Stock-based compensation expense and related employer-paid payroll taxes (2)	350	175
Non-GAAP gross profit	$91,164	$70,007

GAAP sales and marketing expense	$33,980	$20,300
Stock-based compensation expense and related employer-paid payroll taxes (2)	(3,959)	(2,870)
Non-GAAP sales and marketing expense	$30,021	$17,430

GAAP research and development expense	$14,140	$7,846
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,326)	(1,288)
Restructuring charges (4)	(30)	—
Non-GAAP research and development expense	$11,784	$6,558

GAAP general and administrative expense	$15,929	$9,821
Amortization of intangible assets (1)	(2,626)	(1,885)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(4,159)	(2,613)
Acquisition related adjustments (3)	3	(50)
Restructuring charges (4)	(544)	—
Non-GAAP general and administrative expense	$8,603	$5,273

GAAP operating expenses	$64,049	$37,967
Amortization of intangible assets (1)	(2,626)	(1,885)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(10,444)	(6,771)
Acquisition related adjustments (3)	3	(50)
Restructuring charges (4)	(574)	—
Non-GAAP operating expenses	$50,408	$29,261

GAAP operating income	$21,832	$29,312
Amortization of intangible assets (1)	7,559	4,438
Stock-based compensation expense and related employer-paid payroll taxes (2)	10,794	6,946
Acquisition related adjustments (3)	(3)	50
Restructuring charges (4)	574	—
Non-GAAP operating income	$40,756	$40,746

GAAP other income (expense)	$54	$(28)
Acquisition related adjustments (3)	—	2
Non-GAAP other income (expense)	$54	$(26)

	Three months ended March 31,
	2014	2013
GAAP income tax expense	$4,240	$6,285
Income tax effect on non-GAAP exclusions (5)	5,422	3,228
Non-GAAP income tax expense	$9,662	$9,513

GAAP net income	$17,646	$22,999
Amortization of intangible assets (1)	7,559	4,438
Stock-based compensation expense and related employer-paid payroll taxes (2)	10,794	6,946
Acquisition related adjustments (3)	(3)	52
Restructuring charges (4)	574	—
Tax benefits associated with above adjustments (5)	(5,422)	(3,228)
Non-GAAP net income	$31,148	$31,207

Non-GAAP diluted earnings per share (6)	$0.41	$0.41
Weighted-average shares used in computing diluted earnings per share	76,198	76,672

Percentage of Revenue:

GAAP gross profit	89.5%	92.3%
Non-GAAP adjustments (1)(2)	5.5	3.7
Non-GAAP gross profit	95.1%	96.0%

GAAP operating margin	22.8%	40.2%
Non-GAAP adjustments (1)(2)(3)(4)	19.7	15.7
Non-GAAP operating margin	42.5%	55.9%

GAAP net income	18.4%	31.5%
Non-GAAP adjustments (1)(2)(3)(4)(5)	14.1	11.3
Non-GAAP net income	32.5%	42.8%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to integrating the acquired businesses; and (v) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including accelerated depreciation on leasehold improvements and fixed assets, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of Free Cash Flow to GAAP Cash Flows From Operating Activities
(In thousands)
(Unaudited)

	Three months ended March 31,
	2014	2013
Reconciliation of free cash flow to GAAP cash flows from operating activities:
GAAP cash flows from operating activities	$42,591	$30,887
Excess tax benefit from stock-based compensation	2,986	4,730
Purchases of property and equipment	(6,177)	(782)
Free cash flow (1)	$39,400	$34,835
Free cash flow margin (1)	41.1%	47.8%

(1)
Free Cash Flow. We define free cash flow as cash flows from operating activities plus the excess tax benefit from stock-based compensation and less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions and investments in the business, stock repurchases and funding ongoing operations. Free cash flow margin is defined as free cash flow divided by total revenue.

SolarWinds, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$17,646	$22,999
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,895	5,322
Provision for doubtful accounts	348	73
Stock-based compensation expense	10,207	6,341
Deferred taxes	(1,198)	(1,879)
Excess tax benefit from stock-based compensation	(2,986)	(4,730)
Discount on investments	—	21
Other non-cash expenses (benefits)	385	(14)
Changes in operating assets and liabilities:
Accounts receivable	1,716	(1,995)
Income taxes receivable	(1,465)	15
Prepaid and other assets	(1,754)	570
Accounts payable	(753)	(278)
Accrued liabilities and other	(1,369)	(6,053)
Income taxes payable	1,122	3,074
Deferred revenue	8,608	7,421
Other long-term liabilities	3,189	—
Net cash provided by operating activities	42,591	30,887
Cash flows from investing activities
Maturities of investments	6,500	9,279
Purchases of property and equipment	(6,177)	(782)
Purchases of intangible assets	(117)	(113)
Net cash provided by investing activities	206	8,384
Cash flows from financing activities
Repurchase of common stock	(6,588)	(4,347)
Exercise of stock options	3,214	3,738
Excess tax benefit from stock-based compensation	2,986	4,730
Net cash provided by (used in) financing activities	(388)	4,121
Effect of exchange rate changes on cash and cash equivalents	(47)	(1,769)
Net increase in cash and cash equivalents	42,362	41,623
Cash and cash equivalents
Beginning of period	165,973	179,702
End of period	$208,335	$221,325
Supplemental disclosure of cash flow information
Cash paid for interest	$182	$—
Cash paid for income taxes	$5,561	$5,009
Non-cash investing transactions
Purchases of property and equipment included in accounts payable	$3,661	$—